UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement under the Securities Act of 1933

deltathree, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-4006766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Lafayette Street, New York, N.Y.	10003
(Address of principal executive offices)	(Zip code)

deltathree, Inc. 2009 Stock Incentive Plan
(Full title of the plan)

Peter Friedman, Esq.
General Counsel
deltathree, Inc.
419 Lafayette Street
New York, New York 10003
(212) 500-4850
(Name and address of agent for service)

(212) 500-4850
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐                                Accelerated filer   ☐
Non-accelerated filer   ☐                                Smaller reporting company   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	10,000,000	$0.185	$1,850,000	$103.23

(1)  Consists of shares of Common Stock to be offered pursuant to the deltathree, Inc. 2009 Stock Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are such additional number of shares of Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the Common Stock on the OTC Bulletin Board on August 11, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan, which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, which have been filed by deltathree, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on April 15, 2009;

(b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008; and

(c) A description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 23, 1999, including any amendments or reports filed thereafter for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interest of Named Experts and Counsel

Peter Friedman, the Company’s General Counsel and Secretary, who is rendering the legal opinion attached hereto as Exhibit 5.1 as to the validity of the securities being registered hereunder, is an employee of the Company, currently holds shares of Common Stock and options to purchase shares of Common Stock, and is eligible to receive awards as a participant under the terms of the Plan.

Item 6.   Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), provides, among other things, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article Sixth of the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of a director to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it may be amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. This power to indemnify also applies to actions brought by or in the right of the corporation but only to the extent of expenses (including attorneys' fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation unless the court believes that in light of all the circumstances such person is fairly and reasonably entitled to indemnification.

Section 1 of Article VIII of the Company’s Amended and Restated By-laws includes the language from Section 145 of the DGCL.  In addition, Article Seventh of the Company’s Amended and Restated Certificate of Incorporation provides generally that the Company (i) shall indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition and (ii) may, to the extent authorized from time to time by the Board of Directors, provide rights to employees and agents of the Company similar to those provided by Article Seventh to directors and officers of the Company.

The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by statute, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and officers insuring them against claims arising out of the performance of their duties in such capacities, including liabilities under the Securities Act.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement or incorporated herein by reference, is included after the signature page to this Registration Statement.

Item 9.   Undertakings

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on August 13, 2009.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Effi Baruch
Interim Chief Executive Officer and President, Senior Vice President of Operations and Technology (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Effi Baruch and Peter Friedman his true and lawful attorney-in-fact, acting alone, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Effi Baruch Effi Baruch	Interim Chief Executive Officer and President, Senior Vice President of Operations and Technology (Principal Executive Officer)	August 13, 2009

/s/ Zvi Zviel Ziv Zviel	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 13, 2009

/s/ Robert Stevanovski Robert Stevanovski	Chairman of the Board of Directors	August 13, 2009

/s/ Anthony Cassara Anthony Cassara	Director	August 13, 2009

/s/ Brian Fitzpatrick Brian Fitzpatrick	Director	August 13, 2009

/s/ J. Lyle Patrick J. Lyle Patrick	Director	August 13, 2009

/s/ Gregory Provenzano Gregory Provenzano	Director	August 13, 2009

/s/ Lior Samuelson Lior Samuelson	Director	August 13, 2009

/s/ David Stevanovski David Stevanovski	Director	August 13, 2009

EXHIBIT INDEX

Exhibit Number	Description
4.1	deltathree, Inc. 2009 Stock Incentive Plan (incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed on June 22, 2009).
5.1	Opinion of Peter Friedman, General Counsel and Secretary.
23.1	Consent of Brightman Almagor Zohar & Co.
23.2	Consent of Peter Friedman, General Counsel and Secretary (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).